                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)


                              FINANCIAL STATEMENTS


                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)

                                AUDITORS' REPORT


To the Shareholders of
Gemstar Resources Ltd.
(An Exploration Stage Company)

We have audited the balance sheet of Gemstar Resources Ltd. as at January 31, 2006, and the statements of operations and deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2006 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles.

The financial statements as at January 31, 2005, and for the years ended January 31, 2005 and 2004, were audited by other auditors who have ceased operations. Those auditors expressed an opinion without reservation in their report dated April 4, 2005.


Vancouver, Canada

September 27, 2006                                     Chartered Accountants

    Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in
Note 1 to the financial statements. Our report to the shareholders, dated September 27, 2006 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



Vancouver, Canada

September 27, 2006                                     Chartered Accountants

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                                 BALANCE SHEETS
                          (Stated in Canadian Dollars)

-------------------------------------------------------------------------------------------------------------------
                                                                                          JANUARY 31
                                                                                    2006               2005
-------------------------------------------------------------------------------------------------------------------
                                                                                                    (Restated)
ASSETS
Current
     Cash                                                                    $          16,945   $          3,343
     GST receivable                                                                      5,080              2,978
     Term deposit (Note 4)                                                               6,900              6,900
                                                                             --------------------------------------
                                                                                        28,925             13,221
Advance For Exploration Expenditures (Note 5)                                                -            152,000
Mineral Properties And Deferred Exploration Costs (Note 6)                              70,439              4,206
Computer Equipment (Note 7)                                                              1,725                809
                                                                             --------------------------------------

                                                                             $         101,089   $        170,236
===================================================================================================================

LIABILITIES
Current
     Accounts payable and accrued liabilities                                $          79,698   $        109,009
     Loans from related parties, including convertible note (Note 8)                   941,192            882,325
                                                                             --------------------------------------
                                                                                     1,020,890            991,334

 Long Term Debt (Note 9)                                                                39,676                  -
                                                                             --------------------------------------
                                                                                     1,060,566            991,334
                                                                             --------------------------------------


SHAREHOLDERS' DEFICIENCY

Share Capital (Note 10)
     Authorized:
         100,000,000 common shares without par value
     Issued:
         5,651,714 common shares                                                     1,113,471          1,113,471

Equity Component Of Convertible Note (Note 8)                                           11,576             11,576

Deficit Accumulated During The Exploration Stage                                    (2,084,524)        (1,946,145)
                                                                             --------------------------------------
                                                                                      (959,477)          (821,098)
                                                                             --------------------------------------

                                                                             $         101,089   $        170,236
===================================================================================================================

Approved on Behalf of the Board:

   "Linda Smith"                                      "Shannon Krell"
------------------                                  ------------------
     Director                                            Director


   The accompanying notes are an integral part of these financial statements.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                      STATEMENTS OF OPERATIONS AND DEFICIT
                          (Stated in Canadian Dollars)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                   YEARS ENDED JANUARY 31
                                                                         2006               2005                  2004
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         (Restated)          (Restated)
General And Administration Expenses
     Amortization                                               $             740    $            348    $             496
     Accounting and audit fees                                             35,128              14,605                2,700
     Accretion of convertible note                                          1,356               3,650                3,859
     Management fees                                                       30,000              30,000               30,000
     Office                                                                38,855              26,430               24,005
     Professional fees                                                      5,000               5,337               15,728
     Transfer agent and filing fees                                         4,239               2,008                  711
     Travel and promotion                                                  23,061               9,971                2,185
                                                                -------------------------------------------------------------

Net Loss For The Year                                                    (138,379)            (92,349)             (79,684)
                                                                -------------------------------------------------------------

Deficit, Beginning Of Year
     As previously reported                                             1,938,636           1,849,937            1,774,112
     Error correction (Note 3)                                              7,509               3,859                -
                                                                -------------------------------------------------------------

     As restated                                                       (1,946,145)         (1,853,796)          (1,774,112)
                                                                -------------------------------------------------------------

Deficit, End Of Year                                            $      (2,084,524)   $     (1,946,145)   $      (1,853,796)
=============================================================================================================================


 Weighted Average Number Of Shares Outstanding, Basic and
 diluted                                                                5,651,714           5,651,714            5,651,714
=============================================================================================================================

Net Loss Per Share, Basic and diluted                           $          (0.02)     $        (0.02)    $          (0.01)
=============================================================================================================================

   The accompanying notes are an integral part of these financial statements.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                            STATEMENTS OF CASH FLOWS
                          (Stated in Canadian Dollars)

------------------------------------------------------------------------------------------------------------------------
                                                                                 YEARS ENDED JANUARY 31
                                                                           2006            2005                2004
------------------------------------------------------------------------------------------------------------------------
                                                                                        (Restated)        (Restated)
Cash Flows Provided By (Used In)

Operating Activities
     Net loss for the year                                        $      (138,379)   $      (92,349)   $      (79,684)
     Items not requiring use of cash:
         Amortization                                                         740               348               496
         Accretion on convertible note                                      1,356             3,650             3,859
         Related party transactions                                        48,000            48,000            48,000
                                                                  ------------------------------------------------------
                                                                          (88,283)          (40,351)          (27,329)
     Changes in non-cash working capital items:
         GST receivable                                                    (2,102)             (520)             (668)
         Accounts payable and accrued liabilities                         (29,311)           (3,721)           11,847
                                                                  ------------------------------------------------------
                                                                         (119,696)          (44,592)          (16,150)
                                                                  ------------------------------------------------------

Investing Activities
     Refund of exploration advance                                        112,000                -                 -
     Investment in mineral properties and deferred exploration
         costs                                                            (26,233)               -             (4,206)
     Purchase of computer equipment                                        (1,656)               -             (1,653)
                                                                  ------------------------------------------------------
                                                                           84,111                -             (5,859)
                                                                  ------------------------------------------------------

Financing Activities
     Loans from related parties, net                                        9,511            46,994            21,096
     Long-term debt                                                        39,676                -                 -
                                                                  ------------------------------------------------------
                                                                           49,187            46,994            21,096
                                                                  ------------------------------------------------------

Increase (Decrease) In Cash                                                13,602             2,402              (913)

Cash, Beginning Of Year                                                     3,343               941             1,854
                                                                  ------------------------------------------------------

Cash, End Of Year                                                 $        16,945    $        3,343    $          941
========================================================================================================================


Supplemental Information
     Non-cash expenditures- investing activities                  $       (40,000)   $           -     $           -
     Interest paid                                                $            -     $           -     $           -
     Income taxes paid                                            $            -     $           -     $           -
========================================================================================================================

   The accompanying notes are an integral part of these financial statements.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


1.       NATURE AND CONTINUANCE OF OPERATIONS

     Gemstar Resources Ltd. ("the Company") was incorporated in British Columbia, on March 31, 1998, and that date is also the date of inception. The Company is in the exploration stage relating to exploration of mineral properties and has not generated any revenues from operations. The deficit has been accumulated during this exploration stage.

     Going Concern

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has incurred losses since incorporation and inception of $2,084,524, and has a working capital deficit at January 31, 2006 of $991,965 (2005 - $978,113).
     Management is in the process of identifying sources of additional financing including related party loans to fund third party liabilities and the ongoing development of the Company's business. These factors create substantial doubt as to the ability of the Company to continue as a going concern unless sufficient funds are raised for the payment of its liabilities and for ongoing operations. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern.


2.       SIGNIFICANT ACCOUNTING POLICIES

     These  financial  statements have been prepared in accordance with Canadian
     generally   accepted   accounting   principles  and  reflect   management's
     consideration of the following significant accounting policies:

     a)  Use of Estimates

         The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Estimates are used for, but are not limited to, the accounting for doubtful accounts, depreciation, income taxes, and the recoverability of non-producing mining property capitalized costs and deferred exploration expenditures. Actual results may differ from those estimates.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

     b)  Financial Instruments

         The Company's financial instruments consist of cash, GST receivable, term deposit on credit card, current liabilities, and long-term liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values.

     c)  Translation of Foreign Currencies

         Currency transactions and balances are translated into the Canadian dollar reporting currency using the temporal method as follows:

         i) Monetary items are translated at the rates prevailing at the balance sheet date;
         ii)   Non-monetary items are translated at historical rates;
         iii) Revenues and expenses are translated at the average rates in effect during applicable accounting periods, except amortization, which is translated at historical rates;
         iv) Gains and losses on foreign currency translation are reflected in the statements of operations as incurred.

         d)    Cash and Cash Equivalents

         Cash and cash equivalents consist of balances with banks, unrestricted cash balances in lawyer trust accounts and investments in financial instruments with maturities within 90 days held for the purpose of meeting short-term cash commitments rather than for investing or other purposes.

         e)    Investments

         Investments in financial instruments held for investing or other purposes are carried at the lower of cost or fair value.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

     f)  Mineral Properties and Deferred Exploration Costs

         Costs related to the acquisition of mineral properties are capitalized by property. Exploration costs are capitalized as deferred exploration costs as incurred. If economically recoverable ore reserves are developed, capitalized costs of the related property are reclassified as mining assets and amortized using the unit of production method. When a property is abandoned, capitalized costs are written off to operations. A mineral property is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

         The amounts shown for mineral properties do not necessarily represent present or future values. Their recoverability is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development, and future profitable production or proceeds from the disposition thereof.

     g)  Computer Equipment

         The Company  records  amortization  on computer  equipment  at 30% on a
         declining   balance  basis  to  expense   capitalized  costs  over  the
         equipment's estimated useful life.

     h)  Impairment of Long-Lived Assets

         The Company records the impairment of long-lived assets, which consist primarily of mineral properties, deferred exploration costs and equipment, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying value of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the amount of the impairment is measured by the amount by which the carrying amount of the asset exceeds its fair value.

     i)  Asset Retirement Obligations

         Upon initial recognition of a liability for an asset retirement obligation, the Company will recognize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. In periods subsequent to the initial measurement, the Company will recognize period-to-period changes in the liability for an asset retirement obligation resulting from the passage of time and revision to either the timing or the amount of the original estimate of undiscounted cash flows.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

j)       Convertible Note

         The convertible note is recorded in part as debt and in part as shareholders' equity. The Company uses the residual valuation method to determine the debt and equity components of the convertible note. Under the residual valuation method, the debt component is determined by estimating the present value of the future cash payments discounted at a rate of interest, which the Company would be charged by the market for similar debt without the conversion option. The difference between the proceeds of the loan and the debt component is recorded as the equity component. The debt component is accreted to its face value at maturity through a charge to accretion expense using the straight-line method, which approximates the effective interest rate method over the term of the convertible note.

k)       Stock Based Compensation Plan

         The  Company  applies  the  Accounting  Standard  3870  -  "Stock-Based
         Compensation and Other Stock Based Payments" requirement of the Canadian Institute of Chartered Accountants ("CICA"). Under this standard all stock options granted to non-employees for the receipts of reciprocal services and goods are accounted for at the fair value of the services and goods received. Stock options granted to directors and employees in consideration for compensation are measured at fair value of the shares at the grant date net of the amount, if any, that recipients pay for the options when granted and are expensed with a corresponding increase to contributed surplus. Upon exercise of the stock options, the amount previously recognized in contributed surplus is recorded as an increase to share capital together with any additional consideration paid by the option holder. No stock options have been issued and no stock options are outstanding.

l)       Earnings (Loss) Per Share

         The Company calculates earnings per share using the treasury stock method. Under the treasury stock method, only instruments with exercise amounts less than market prices impact the diluted calculations. In computing diluted earnings per share, no shares were added to the weighted average number of common shares outstanding as there were no outstanding options or warrants.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

m)       Income Taxes

         Income taxes are calculated using the asset and liability method of accounting. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets at substantially enacted income tax rates. Future tax assets are recognized to the extent that they are considered more likely than not to be realized. Valuation allowances are provided when unrecognized net future income tax assets are not more likely than not to be realized.

     n)  Reclassification of Comparative Figures

         Certain of the comparative figures have been reclassified to conform to the disclosure in these financial statements.


3.       ERROR CORRECTION REGARDING ACCRETION OF CONVERTIBLE NOTE

     Accretion charges on the convertible debt promissory note issued on February 3, 2003 and amended on December 31, 2005 amounted to $3,650 for the year ended January 31, 2005 and $3,859 for the year ended January 31, 2004. These amounts have been recorded to correct the omitted charges in the financial statements for 2005 and 2004, which have been restated. For the year ended January 31, 2006, the accretion charges amounted to $1,356.

     The previously reported deficit as at January 31, 2005 in the amount of $(1,938,636) has been restated to $(1,946,145) and the previously reported deficit as at January 31, 2004 in the amount of $(1,849,937) has been restated to $(1,853,796) to reflect the cumulative effect of the note discount accretion charges.


4.       TERM DEPOSIT

     The term deposit is invested in a one-year term guaranteed investment certificate with interest at 1.75% maturing on October 30, 2006. The bank as security for the Company's credit card usage requires this investment.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


5.       ADVANCES FOR EXPLORATION EXPENDITURES

     As at January 31, 2005 the advance of $152,000 for exploration expenditure was held by an unrelated private exploration company. The exploration company was contracted to proceed with exploration upon approval of the work program from the Company. In the year ended January 31, 2006, the unrelated private company refunded $112,000 and the remaining balance of $40,000 was spent on geological survey costs.


6.       MINERAL PROPERTIES AND DEFERRED EXPLORATION COSTS

     The Company staked the Dotted Lake Property in the Thunder Mining District of Ontario, Canada, in March 2003 consisting of 78 claims units with a due date of March 14, 2007. The claims are held in trust for the Company by a company in Ontario. As at January 31, the Company has invested the following amounts on these mineral properties:

                                                                                          2006           2005
                                                                                     --------------- --------------
    Mineral properties
         Staking                                                                     $      4,206    $      4,206
                                                                                     ------------------------------

    Deferred exploration costs
         Geological survey                                                                 40,000            -
         Geological consulting fees                                                        26,233            -
                                                                                     ------------------------------
                                                                                           66,233            -
                                                                                     ------------------------------

                                                                                     $     70,439    $      4,206
                                                                                     ==============================

     The Company maintains this property for future expenditures and management has determined that no impairment write down applies as at January 31, 2006. The claims are presently in good standing and are held in trust for the Company by an unrelated private company in Ontario.

7.       COMPUTER EQUIPMENT

                                                     2006          2005
                                                ------------- -------------

    Cost                                        $    3,309    $     1,653
    Accumulated amortization                         1,584            844
                                                ---------------------------
                                                $    1,725    $       809
                                                ===========================

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


8.       LOANS FROM RELATED PARTIES, INCLUDING CONVERTIBLE NOTE

     a) i) Loans from the Company's officers and immediate family of $941,192 as at January 31, 2006 (2005 - $882,325) are unsecured, non-interest  bearing,  with no specific  terms of  repayment.  On
              January 25, 2006, the related parties signed debt deferral agreements to defer repayment of all balances owing to a date after July 31, 2007.

              The following table provides details of the balances due to the related parties:

                                                   2006             2005
                                              ---------------- ----------------

             Darcy Krell, Secretary           $     348,614    $     291,152
             Linda Smith, President                 413,535          413,486
             Shannon Krell, Treasurer                75,000           75,000
             Ryan Krell (ii)                        104,043          102,687
                                              ---------------------------------

                                              $     941,192    $     882,325
                                              =================================

         ii) The loan from Ryan Krell is secured by a promissory note dated February 3, 2003 and amended on December 31, 2005, which is non-interest bearing and due on January 1, 2008. The note is convertible into 2,135,080 common shares of the Company prior to the maturity date on the basis of each $0.05 of principal outstanding being converted into one common share.

              In accordance with Accounting Standard 3861 - "Financial Instruments - Disclosure and Presentation" the Company used the residual valuation method to allocate the proceeds of issuance between the convertible note and the embedded conversion feature based on their relative fair values. Accordingly, the Company recognized the $11,576 fair value of the embedded conversion feature as an equity component at inception using a 3.9% debt discount rate. Accretion expense is accreted over the term of the convertible note to the face value of $106,754 at maturity. Accretion expense of $1,356 for the year ended January 31, 2006 ($3,650 and $3,859 for the years ended January 31, 2005 and 2004, respectively) increasing the carrying value of the convertible note from $95,178 at the date funds were received to $104,043 as at January 31, 2006.

       b) Non-cash management fees and office charges incurred on behalf of the Company totalled $30,000 and $18,000, respectively, for each of the years ended January 31, 2006, 2005 and 2004.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


9.       LONG TERM DEBT

     On January 25, 2006, the lawyer for the Company signed a debt deferral agreement to defer the payment date of his unpaid legal fees in the amount of $39,676 to a date after July 31, 2007. Accordingly, this amount is classified as a long-term liability with no amounts due in the next twelve months. This liability is unsecured and bears no interest.


10.      SHARE CAPITAL

     a) Authorized:

             100,000,000 common shares without par value

     b) Issued and Outstanding:

                                                                 NUMBER OF SHARES                    AMOUNT
                                                          -------------------------------- ---------------------------
        Balance, January 31, 2005 and 2006                            5,651,714                 $  1,113,471
                                                          ================================ ===========================

c)       Convertible Note

         The previously described promissory note is convertible into 2,135,080 common shares of the Company prior to the January 1, 2008 maturity date on the basis of each $0.05 of principal outstanding being converted into one common share.


11.      INCOME TAXES

     The Company does not have any income tax liabilities during 2006 and 2005, and, accordingly, no income taxes are recorded. The potential income tax benefits associated with losses incurred by the Company have not been recorded in the accounts as future taxation, as they are offset by valuation allowances due to uncertainty as to the utilization of the tax losses.

     The significant components of the Company's future tax assets are as follows:

                                                2006               2005
                                        ------------------ -----------------

    Future tax assets                   $        705,000   $       659,000
    Valuation allowance                         (705,000)         (659,000)
                                        ------------------------------------
                                        $         -        $        -
                                        ====================================

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


11.      INCOME TAXES (Continued)

     The Company has non-capital losses carried forward for income tax purposes in the amount of approximately $2,000,000 that expire in years 2006 through 2015 if they are not utilized.

     A reconciliation between the statutory federal income tax rate and the effective income rate of income tax expense for the years ended January 31, 2006 and 2005 is as follows:

<caption>                                                                                     2006          2005
                                                                                          ------------ -------------
    Statutory federal income tax rate                                                          34.0%        35.0%
    Tax benefits not recognized on temporary differences                                      (34.0%)      (35.0%)
                                                                                          ------------ -------------
    Effective income tax rate                                                                  -            -
                                                                                          ============ =============

12.      SEGMENTED INFORMATION

     As at January 31, 2006, 2005 and 2004, the Company operated in one reportable segment being the exploration of precious metals and in one geographic segment being Canada.


13.      CONTINGENT LIABILITIES

     There is a long outstanding claim for unpaid professional accounting fees in the amount of $51,680 against a private company owned by the Company's former president and the Company is named as a co-defendant. The Company disputes the claim and considers the claim to be without merit. The results of this lawsuit are not determinable as at January 31, 2006.


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Material variations in the accounting measurement principles, practices and methods used in preparing these consolidated financial statements from measurement principles, practices and methods accepted in the United States ("US GAAP") are described and quantified below.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

       Mineral Properties and Deferred Exploration Costs

       Under Canadian GAAP, mineral property interests and deferred exploration costs, are carried at cost and written down if the properties are abandoned, sold or if management determines there has been an impairment in value. Under United States GAAP, mineral property interests are carried at cost and deferred exploration costs are expensed as incurred.

       The significant differences in the financial statements compared to United States GAAP related to deferred exploration costs were:

a)       Balance Sheets

                                                                                          JANUARY 31
                                                                                    2006                2005
                                                                             ---------------------------------------
      Mineral properties and deferred exploration costs
        Per Canadian GAAP                                                    $        70,439      $        4,206
        Deferred exploration costs written off                                       (66,233)                -
                                                                             ---------------------------------------

        Per United States GAAP                                               $         4,206      $        4,206
                                                                             =======================================

      Shareholders' deficiency
        Per Canadian GAAP                                                    $      (959,477)     $     (821,098)
        Deferred exploration costs written off                                       (66,233)                  -
                                                                             ---------------------------------------

        Per United States GAAP                                               $    (1,025,710)     $     (821,098)
                                                                             =======================================

b)       Statements of Operations and Deficit

                                                                             YEARS ENDED JANUARY 31
                                                                   2006              2005               2004
                                                             -------------------------------------------------------
      Net loss for the year
        Per Canadian GAAP                                    $     (138,379)   $      (92,349)    $      (79,684)

        Deferred exploration costs written off                      (66,233)                -                 -
                                                             -------------------------------------------------------

        Per United States GAAP                               $     (204,612)   $      (92,349)    $     (79,684)
                                                             =======================================================

      Net loss per share, basic and diluted
        Per Canadian GAAP                                    $                 $                  $         (0.01)
                                                                   (0.02)             (0.02)
        Deferred exploration costs written off
                                                                   (0.02)                   -                 -
                                                             -------------------------------------------------------
        Per United States GAAP                               $                 $                  $         (0.01)
                                                                   (0.04)             (0.02)
                                                             =======================================================

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

c)       Statements of Cash Flows

                                                                            YEARS ENDED JANUARY 31
                                                                  2006               2005               2004
                                                            --------------------------------------------------------
      Cash flows provided by (used in)

      Operating activities
        Per Canadian GAAP                                   $  (119,696)       $    (44,592)      $     (16,150)
        Deferred exploration costs written off                  (26,233)                -                    -
                                                            --------------------------------------------------------
        Per United States GAAP                              $  (145,929)       $    (44,592)      $     (16,150)
                                                            ========================================================

      Investing activities
        Per Canadian GAAP                                   $    84,111       $         -        $        5,859
        Deferred exploration costs reallocated to
           operating activities                                  26,233                 -                    -
                                                            --------------------------------------------------------
        Per United States GAAP                              $   110,344        $         -        $       5,859
                                                            ========================================================

d)       Recent United States Accounting Pronouncements

i)         In November 2005,  the Financial  Accounting  Standards  Board (FASB)
           issued Staff Position No. FAS 115-1 - "The Meeting of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1"). FSP 115-1 provides accounting guidance for identifying and recognizing other-than-temporary impairments of debt and equity securities, as well as cost method investments in addition to disclosure requirements. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, and earlier application is permitted. The Company has determined that the adoption of FSP 115-1 does not have an impact on its results of operations or financial position.

ii) In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3 ". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after June 1, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

d)       Recent United States Accounting Pronouncements (Continued)

iii) The FASB issued FASB Interpretation No. ("FIN") 47 - "Accounting for Conditional Asset Retirement Obligations" in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. This interpretation also clarifies the circumstances under which an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect this guidance to have a material impact on its financial statements.
iv) In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6 - "Accounting for Stripping Costs in the Mining Industry ("EITF Issue 04-6"), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No. 43 - "Restatement and Revision of Accounting Research Bulletins, Chapter 4, "Inventory Pricing", ("ARB No. 43"). Based upon this statement, post-production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

                             GEMSTAR RESOURCES LTD.
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 2006 AND 2005
                          (Stated in Canadian Dollars)


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

d)         Recent United States Accounting Pronouncements (Continued)

v) In December 2004, FASB issued Statement of Financial Accounting Standards No.123(revised 2004) ("SFAS 123 (revised 2004)"), "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

vi) In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29 ". The guidance in APB Opinion No. 29, "Accounting for Non-monetary Transactions", is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 1, 2006. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

vii) In November 2004, FASB issued Statement of Financial Accounting Standards No. 151 ("SFAS 151"), "Inventory Costs". The adoption of SFAS 151 does not have an impact on the Company's results of operations or financial position.